Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

RAVEN INDUSTRIES, INC.

ARTICLE I

The name of the Corporation is RAVEN INDUSTRIES, INC.

ARTICLE IA

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the South Dakota Business Corporation Act.

ARTICLE II

The number of shares the Corporation is authorized to issue is 1,000, par value $0.01 per share. All such shares shall be voting shares and each share entitled to one vote. No shareholder of the Corporation shall be liable for the debts of the Corporation in any amount greater than the shareholder’s unpaid subscription for the shares of the Corporation.

ARTICLE III

The address of the Corporation’s principal office is 700 State Street, Racine, WI 53404-3343.

ARTICLE IV

The name and CRA# of its commercial registered agent is CT Corporation Systems, CRA# CR000002.

ARTICLE V

The term for which this Corporation shall exist shall be perpetual.

ARTICLE VI

The board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation.

ARTICLE VII

Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

ARTICLE VIII

No director of the Corporation shall be personally liable to the Corporation or any shareholder for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law for: (i) breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) any violation of the South Dakota Codified Law Section 47-1A-833, (iv) any transaction from which the director derived an improper personal benefit, or (v) any act or omission occurring prior to the date when this Article IX becomes effective. Neither the amendment nor repeal of this paragraph, nor the adoption of any provisions of these Articles of Incorporation inconsistent with this paragraph, shall apply to or have any effect upon the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of any inconsistent provision.